Exhibit 10.1

PURCHASE AND ASSUMPTION AGREEMENT

Between

THE BANK OF HAMPTON ROADS

 ("Seller")

and

THE EAST CAROLINA BANK

("Purchaser")

PURCHASE AND ASSUMPTION AGREEMENT

i

ii

iii

PURCHASE AND ASSUMPTION AGREEMENT
THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of July 14, 2011 between The Bank of Hampton Roads, a Virginia chartered bank having its principal offices in Norfolk, Virginia ("Seller"), and The East Carolina Bank, a North Carolina chartered bank having its principal offices in Engelhard, North Carolina ("Purchaser").

RECITALS:

A. Seller wishes to divest, upon the terms and conditions set forth herein, certain assets and certain deposit and other liabilities of the offices at the locations set forth in Schedule 1 (collectively the "Banking Centers").

B. Purchaser wishes to buy such assets and assume such liabilities upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Seller and Purchaser agree as follows:

ARTICLE I
TRANSFER OF ASSETS AND LIABILITIES

Section 1.1. Transferred Assets.

(a)
As of the Effective Time (as defined in Section 2.1) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of the transferable rights, title and interests of Seller in the following assets associated with the Banking Centers and identified in this Agreement and the Schedules and Exhibits hereto, and not otherwise excluded pursuant to the provisions of Subsection 1.1(b):

(1)	fee simple title to all real estate and improvements thereon at those Banking Centers described as Preston Corners and Plymouth on Schedule 1.1(a)(1) (the “Improved Real Property”);

(2)	fee simple title to all unimproved real estate described as Chapel Hill Land, Brier Creek Land and Wakefield Land on Schedule 1.1(a)(2) (the “Unimproved Real Property”);

(3)
Seller’s rights as tenant in and to the real property leases as described on Schedule 1.1(a)(3) (the “Real Property Leases”) for undeveloped land in Durham, North Carolina and the improved land in Chapel Hill, North

Carolina, as more particularly described in such leases (the “Leased Real Property”);

(4)
except as provided in Section 1.1(b), the furniture, fixtures, leasehold improvements, equipment and other tangible personal property owned by Seller and located at the Banking Centers and used in conducting Seller’s business at the Banking Centers (the "Personal Property") as listed on Schedule 1.1(a)(4), together with any manufacturer’s warranties and maintenance or service agreements thereon that are in effect on the Closing Date and are assignable to Purchaser;

(5)
all equipment leases for equipment located at the Banking Centers (the "Equipment Leases"), and all assignable operating contracts of the Banking Centers excluding any master contracts (the "Assignable Contracts"); Equipment Leases and Assignable Contracts are listed on Schedule 1.1(a)(5);

(6)	all safe deposit contracts and leases for the safe deposit boxes located at the Banking Centers as of the Effective Time (the "Safe Deposit Contracts");

(7)	all coins and currency located at the Banking Centers as of the Effective Time (the "Coins and Currency"); and

(8)	all merchant services accounts associated with Deposit Liabilities (as defined in Section 1.3(a)) located at the Banking Centers.

The Improved Real Property and the Unimproved Real Property are collectively referred to as the “Owned Real Property,” and the Owned Real Property and the Leased Real Property are collectively referred to as “Real Property.”  The owner or tenant of any Real Property, as the case may be, is Seller or an affiliate of Seller as stated in the above Schedules.

(b)
Excluded from the assets, properties and rights being transferred, conveyed and assigned to Purchaser under this Agreement are the assets listed on Schedule 1.1(b) hereto, Seller's rights in and to the names “Bank of Hampton Roads,” “The Bank of Hampton Roads,” “Gateway Bank,” “Bank of Hampton Roads Service Corporation,” “Gateway Bank Mortgage, Inc.,” “Gateway Investment Services, Inc.,” “Gateway Insurance Services, Inc.,” “Gateway Title Agency, Inc.,” “GBTC, Inc.,” “GBTC-VA, Inc.,” “BHR” and any of Seller's corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, trademarks or trade names, and trade names and logos of third parties with whom Seller has contracted to provide services to its customers (the "Excluded Assets").  Seller shall coordinate with Purchaser to remove the Excluded Assets from the Banking Centers on or prior to the Effective Time. Seller shall remove the Excluded Assets at its own cost, and, apart from making any reasonable repairs necessitated by removing the Excluded Assets, Seller shall be under no obligation to restore the Banking Centers' premises to their original condition, which shall be the responsibility of Purchaser.

Section 1.2. Purchase Price.

(a)	As consideration for the purchase of the Banking Centers, Purchaser shall pay Seller a purchase price (the "Purchase Price") equal to the sum of the following:

(1)	With respect to the Owned Real Property, $8,750,000 (the "Property Value").

(2)	A premium for the Deposit Liabilities (as defined in Section 1.3(a)) and franchise value related to the Banking Centers listed on Schedule 1.2(a)(2) as follows:

(i)	7.5% for interest-bearing demand deposit accounts contained in the Deposit Liabilities;

(ii)	3.0% for money market demand deposit accounts contained in the Deposit Liabilities;

(iii)	10.0% for non-interest-bearing demand deposit accounts contained in the Deposit Liabilities;

(iv)	4.0% for savings accounts contained in the Deposit Liabilities;

(v)	1.0% for the certificates of deposit contained in the Deposit Liabilities; and

(vi)	2.0% for individual retirement accounts contained in the Deposit Liabilities;

(3)	The book value (net of accumulated depreciation) of the Personal Property as shown on the books and records of Seller on the last day of the quarter immediately preceding the Closing Date;

(4)	The face amount of the Coins and Currency; and

(5)	$100,000; provided that the Banking Center located at 102 W. Buncombe Street, Roper, North Carolina (the “Roper Banking Center”) is closed in accordance with Section 6.22 of this Agreement.

(b)	(1)
In addition, Purchaser shall assume, as of the Effective Time (as defined in Section 2.1), all of the duties, obligations and liabilities of Seller arising on or after the Effective Time relating to the Real Property, the Real Property Leases, the Equipment Leases, the Assignable Contracts, the Safe Deposit Contracts, the Deposit Liabilities (including all accrued interest relating thereto) and the ownership and operation of the Banking Centers (except for the Wilmington and Roper Banking Centers as described on Schedule 1.1(b)) in the ordinary course of business, including without limitation, the payment of salary, compensation and benefits to the New Employees (as defined in Section 1.6); provided, that any cash items paid by Seller and not cleared prior to the Effective Time shall be the responsibility of Seller, subject to the terms of Section 1.3.

(2)
All liabilities and obligations of Seller not expressly included in Section 1.2(b)(1) are excluded from the transactions contemplated in this Agreement, including without limitation:  all liabilities associated with cashier’s checks or other official bank checks and traveler’s checks issued by Seller before the Closing Date; all liabilities and obligations of Seller relative to Employees (as defined in Section 1.6) with respect to periods before the Closing Date; and all liabilities and obligations of Seller relating to the Banking Centers that are not expressly included in Section 1.2(b)(1).

(c)
Seller shall prepare a balance sheet (the "Pre-Closing Balance Sheet") in accordance with generally accepted accounting principles consistently applied as of a date not earlier than 30 calendar days prior to the Effective Time anticipated by the parties (the "Pre-Closing Balance Sheet Date") reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder.  Seller agrees to pay to Purchaser at the Closing (as defined in Section 2.1), in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to Subsection (b) above, as reflected by the Pre-Closing Balance Sheet, over the Purchase Price computed in accordance with Subsection (a) above, as reflected by the Pre-Closing Balance Sheet. The amount paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 2.3).

Section 1.3. Deposit Liabilities.

(a)
"Deposit Liabilities" shall mean all of Seller's duties, obligations and liabilities relating to the deposit accounts (except as set forth in Section 1.3(b)) located at the Banking Centers as of the Effective Time (including accrued but unpaid or uncredited interest thereon).  A projected list of the Deposit Liabilities is attached hereto as Schedule 1.3(a), which shall be updated as soon as practicable after Closing.

(b)           Subject to the limitations on indemnification set forth in Section 3.4, Purchaser shall not assume the following:

(1)
Seller's official checks, cashier checks, letters of credit, money orders, interest checks and expense checks issued prior to closing, consignments of U.S. Government "E" and "EE" bonds and any and all traveler's checks.

(2)
Liabilities or obligations of Seller with respect to any litigation, suits, claims, demands or governmental proceedings arising, commenced or made known to Seller prior to Closing or arising from events occurring prior to Closing.

(3)	Deposit accounts associated with lines of credit.

(4)	Deposit accounts associated with qualified retirement plans where Seller is the trustee of such plan or the sponsor of a prototype plan used by such plan.

(5)	Deposit accounts associated with Seller's national or regional account relationships, if any.

(6)
Self-directed individual retirement accounts, if any, it being understood that all other types of IRA Deposit Liabilities are intended to be transferred; provided Seller has not received, on or before the Closing Date, the account holder’s objection or failure to accept Purchaser as successor custodian.

(7)	Deposits that have been reported as abandoned property under the abandoned property laws of any jurisdiction.

(8)	Brokered deposits as defined by 12 CFR §337.6(a)(2).

(9)	Deposit accounts that have been overdrawn for more than 30 days as of the Closing Date.

(c)	Seller does not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.

(d)
Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over-the-counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Purchaser or for a period not to exceed sixty (60) calendar days after the Closing Date, on the checks, withdrawal or draft forms provided by Seller, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

(e)
If, after the Effective Time, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making any such payment.

(f)
Purchaser agrees, at its cost and expense, (1) to assign new account numbers to depositors of assumed accounts, (2) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Seller and Purchaser, of Purchaser's assumption of Deposit Liabilities, and (3) to furnish such depositors with checks on the forms of Purchaser and with instructions to utilize Purchaser's checks and to destroy unused check, draft and withdrawal order forms of Seller and that checks or drafts drawn more than sixty (60) calendar days after the Closing Date on Seller’s check or draft forms will not be honored.  In connection with this obligation, Seller shall provide Purchaser with a customer list on the Deposit Liabilities together with information regarding these customers’ accounts.  (If Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller check, draft and withdrawal order forms.)  In addition, Seller will notify its affected customers by letter of the pending assignment of the Deposit Liabilities to Purchaser, which notice shall be at Seller's cost and expense and shall be in a form and mailed at a time mutually agreeable to Seller and Purchaser.

(g)
Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to an assumed account as of the Effective Time that are properly returned to Seller after the Effective Time.

(h)
As of the Effective Time, Purchaser will assume and discharge Seller's duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the certificates, accounts and other Deposit Liabilities assumed under this Agreement.

(i)
As of and after the Effective Time, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller's right of access to such records as provided in this Agreement.

(j)
Within thirty (30) calendar days after the Closing Date, Seller will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time; provided, however, that Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller's business.  Seller will be entitled to impose normal fees and service charges on a per-item basis at Closing, but Seller will not impose periodic fees or blanket charges in connection with such final statements.

(k)
Within sixty (60) calendar days after the Closing Date, Seller will timely provide to Purchaser 1099 data for Purchaser to comply with all laws, rules and regulations regarding 2011 tax reporting of transactions of such accounts through the Effective Time.

(l)
Seller will provide Purchaser, at least twenty (20) calendar days before the Closing, the list of ACH entries for electronic transfer accounts maintained at the Banking Centers.  As of the Effective Time, Purchaser, at its expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to the Agreement; provided, however, that Seller may, at its option, notify all such originators itself (on behalf of Purchaser) also at the expense of Purchaser.  For a period of 60 calendar days beginning on the Effective Time, Seller will honor all ACH items related to accounts assumed under this Agreement which are routed or presented to Seller.  Seller will make no charge to Purchaser for honoring such items, and will electronically transmit such ACH data to Purchaser.  If Purchaser cannot receive an electronic transmission, Seller will make available to Purchaser at Seller's operations center receiving items from the Automated Clearing House tapes containing such ACH data.  Items routed or presented after the 60-day period shall be returned to the presenting party.  Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller, and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items.

(m)
As of the Effective Time, Purchaser agrees to use commercially reasonable efforts to collect from Purchaser's customers amounts equal to any Visa or MasterCard charge backs under the MasterCard and Visa Merchant Agreements between Seller and its customers, or amounts equal to any deposit items returned to Seller after the Effective Time which were honored by Seller prior to the Effective Time, and remit such amounts so collected to Seller.  Purchaser agrees to immediately freeze and remit to Seller any funds, up to the amount of the charged back or returned item that had been previously credited by Seller, if such funds are available at the time of notification by Seller to Purchaser of the charged back or returned item and such charge back is permitted.  Notwithstanding the foregoing, Purchaser shall have no duty to remit funds for any item or charge that has been improperly returned or charged to Seller.  Solely for the purposes of this Section 1.3(m), all references to Seller shall be deemed to include Seller and its assignees.

Section 1.4.  [Removed]

Section 1.5. Safe Deposit Business.

(a)
As of the Effective Time, Purchaser will assume and discharge Seller's obligations with respect to the safe deposit box business at the Banking Centers arising on or after the Effective Time in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them; provided, that nothing herein shall be deemed to prohibit Purchaser, after the Effective Time, from discontinuing the safe deposit box services or facilities at the Banking Centers (all in accordance with applicable law and any contractual obligations regarding the same).

(b)
As of the Effective Time, Seller shall transfer and assign the records related to such safe deposit box business to Purchaser, and Purchaser shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Banking Centers.

(c)
Safe deposit box rental payments (not including late payment fees) collected by either Seller or Purchaser applying to periods both before and after the Effective Time shall be prorated as of the Effective Time.

Section 1.6. Employee Matters.

(a)
Purchaser shall offer employment to all employees employed by Seller at the Banking Centers as of the Effective Time (the "Employees”) that are set forth in Schedule 1.6, in their then respective current functional positions and locations, with remuneration not less than levels at the Effective Time and benefits generally equivalent to benefits offered by Purchaser to similarly situated employees of Purchaser.  Employees who become employees of Purchaser as of the Effective Time ("New Employees") and their dependents, if any, covered under Seller's health insurance plan before the Effective Time shall be covered under Purchaser's health insurance plan without being subject to any pre-existing condition limitations or exclusions.  New Employees shall not be required to satisfy the deductible and employee payments required by Purchaser's comprehensive medical and/or dental plans for the calendar year of the Effective Time (i) to the extent of amounts previously credited during such calendar year under comparable plans maintained by Seller, or (ii) to the extent the same are waived in their entirety by the applicable insurer, as determined by the applicable insurer in its sole discretion.  With respect to Purchaser's qualified and nonqualified pension plans, New Employees will not receive credit for prior service with Seller (or with other entities to the extent service with any such entity is treated by Seller as service with it).  Benefits under Purchaser's pension plans for New Employees shall be determined solely with reference to service with Purchaser.

(b)
Seller makes no representations or warranties about whether any of its employees will remain at the Banking Centers and become and remain employed by Purchaser after the Effective Time.  Seller will use its commercially reasonable efforts to maintain the employees as employees of Seller at the Banking Centers until the Effective Time.  Purchaser shall have no responsibilities or rights with respect to any employee of Seller whose employment shall be terminated for any reason prior to the Effective Time or who shall elect not to become an employee of Purchaser.  Seller agrees that, for a period of 36 months after the Effective Time, it will not solicit for employment any New Employee who remains employed by Purchaser; provided, however, that such prohibition shall not apply to solicitations which are directed to the general public.

(c)	[Removed]

(d)
Seller shall be responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filing with state tax authorities with respect to wages and benefits paid to each such Employee for periods ending on or prior to the close of business on the Closing Date.

(e)
Purchaser shall not assume any accrued paid time off, vacation or sick days, severance benefits, or other benefits owed to any Employee by Seller as of (and including) the Closing Date.  Seller shall pay the New Employees any such benefits to which they are entitled through the close of business on the Closing Date, except for any accrued, but unused, sick days.  The length of a New Employee’s vacation benefits will be determined solely with reference to the New Employee’s service with Purchaser.

(f)
Prior to the Closing Date, Seller shall afford the officers and authorized representatives of Purchaser access to the Employees for interviews and training purposes, at Purchaser’s sole expense, at reasonable times without interfering with the Banking Centers’ normal business and operations.

Section 1.7. Records and Data Processing.

(a)
As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records referred to in this Agreement.  Purchaser will preserve and safekeep them as required by applicable law and sound banking practice. After the Effective Time, Purchaser will permit Seller and its representatives, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce (at Seller's expense) any such files, documents or records as Seller deems necessary.

(b)	As of the Effective Time, Seller will permit Purchaser and its representatives, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce (at Purchaser's expense) files, documents or records retained by Seller regarding the assets and liabilities transferred under this Agreement as Purchaser deems necessary.

(c)	It is understood that certain of Seller's records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

Section 1.8. Security.

As of the Effective Time, Purchaser shall become solely responsible for the security of and insurance on all persons and property located in or about the Banking Centers.

Section 1.9. Taxes and Fees; Proration of Certain Expenses.

Purchaser shall be responsible for the payment of all fees and taxes related to this transaction, including all of the real estate transfer, grantor’s and recordation taxes, fees and costs, provided that Purchaser shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of the transactions herein.  Purchaser shall not be responsible for any income tax liability of Seller arising from the business or operations of the Banking Centers before the Effective Time, and Seller shall not be responsible for any tax liabilities of Purchaser arising from the business or operations of the Banking Centers after the Effective Time.  Utility payments, telephone charges, real property taxes and special assessments, personal property taxes, rent, salaries, deposit insurance premiums, other ordinary operating expenses of the Banking Centers and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time such that Seller shall be responsible for such costs before the Effective Time and Purchaser shall be responsible for such costs after the Effective Time.  To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Seller.  To the extent Seller or its affiliate has paid security deposits to any landlord under the Real Property Leases, Purchaser shall pay the amount of such security deposits to Seller at Closing, or such amount shall be credited to Seller on the Closing Statement.  Seller shall have no liability for any “Roll Back” or deferred land use taxes with respect to any unimproved Owned Real Property.

Section 1.10. Real Property.

(a)	Title and Leasehold Matters.

(i)	Seller will convey good and marketable title to the Owned Real Property to Purchaser, subject to Title Defects accepted by Purchaser as described below.

(ii)	Purchaser agrees to notify Seller in writing within sixty (60) calendar days after the date of this agreement (the “Inspection Period”) of any mortgages,

pledges, material liens, encumbrances, reservations, tenancies, encroachments, overlaps or other title exceptions or zoning or similar land use violations (excluding legal but nonconforming uses) related to the Owned Real Property to which Purchaser reasonably objects (the "Title Defects").  Within the Inspection Period the Purchaser may, at Purchaser’s expense, obtain a Commitment for an ALTA Owner’s Form B Title Insurance Policy (the “Title Policy”) issued by a title insurer reasonably approved by Seller (the “Title Insurer”), with respect to the Owned Real Property and designating Purchaser as the proposed insured (the “Title Commitment”).  Purchaser agrees that Title Defects shall not include real property taxes not yet due and payable, or easements, restrictions, tenancies, and rights of way which do not materially interfere with the use of the Owned Real Property as a banking center or defects which Purchaser can obtain protection from through purchase of title insurance at regular rates (or higher rates if the excess over the regular rate is paid by Seller).  Seller shall have no obligation to cure any Title Defects.  If Seller is unable or unwilling to cure any such Title Defects to Purchaser's reasonable satisfaction, Purchaser shall have the option (upon written notice to Seller) to either (x) accept the Title Defects and receive title in its then existing condition and proceed to Closing (without a Purchase Price adjustment), or (y) terminate this Agreement solely with respect to the affected Owned Real Property and purchase only the Deposit Liabilities related to the associated Banking Center, unless: (i) the Purchaser elects not to purchase the Improved Real Property at the Plymouth Banking Center as described on Schedule 1.1(a)(1), in which case Purchaser may not purchase the Deposit Liabilities associated with either the Roper or Plymouth Banking Centers; or (ii) the Purchaser elects not to purchase the Improved Real Property at the Preston Corners Banking Center as described on Schedule 1.1(a)(1), in which case Purchaser may not purchase Deposit Liabilities associated with the Lake Boone and Falls of Neuse Banking Centers.

(iii)	Within the Inspection Period, the Purchaser may, at the Purchaser’s expense, obtain a survey of the Owned Real Property.

(iv)
Purchaser shall have the right to update title matters at Closing for any changes that may have arisen between the date of Purchaser's original title search and the Closing Date.  If such update indicates that any Title Defects have been placed of record since the effective date of the Title Commitment and Purchaser reasonably objects thereto, then Purchaser agrees to notify Seller in writing within three (3) business days of receiving notification thereof.  Seller shall have no obligation to cure any Title Defects.  If Seller is unable or unwilling to cure any such Title Defects to Purchaser's reasonable satisfaction, Purchaser shall have the option (upon written notice to Seller) to either (x) accept the Title Defects and receive title in its then existing condition and proceed to Closing (without a

Purchase Price adjustment), or (y) terminate this Agreement solely with respect to the affected Owned Real Property and purchase the Deposit Liabilities related to the associated Banking Center and the other Banking Centers, unless:  (i) the Purchaser elects not to purchase the Improved Real Property at the Plymouth Banking Center as described on Schedule 1.1(a)(1), in which case Purchaser may not purchase the Deposit Liabilities associated with either the Roper or Plymouth Banking Centers; or (ii) the Purchaser elects not to purchase the Improved Real Property at the Preston Corners Banking Center as described on Schedule 1.1(a)(1), Purchaser may not purchase Deposit Liabilities associated with the Lake Boone and Falls of Neuse Banking Centers.

(v)
Purchaser accepts the terms of each of the Real Property Leases as is.  If any such Leases is not assignable without the consent of the landlord, and if the landlord does not consent to assignment of such Lease as is, Purchaser agrees to use reasonable efforts to reach agreement with the landlord with respect to such Lease and agrees to notify Seller in writing no later than thirty (30) days before the Closing. If satisfactory arrangements have not been made as of such time wherein landlord consents to such assignment, this Agreement shall be terminated solely with respect to the affected Leased Real Property.

(b)	Environmental Matters.

Purchaser shall have the right to conduct such investigation of environmental matters with respect to the Owned Real Property as it may reasonably require and shall report the results of any such investigation, together with its objections to any Environmental Issue, if any, to Seller no later than the end of the Inspection Period; provided, that without the prior written consent of Seller, Purchaser shall not conduct any invasive testing or any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency.  As a part of an investigation of environmental matters with respect to the Owned Real Property, the Purchaser may, at Purchaser’s sole cost and expense, obtain a completed Phase I environmental report (“Phase I”) of the Owned Real Property conducted by an independent environmental investigation and testing firm selected by Purchaser and reasonably acceptable to Seller.  If the Phase I discloses any potential environmental condition that in the reasonable belief of Purchaser warrants further review or investigation, Purchaser shall give notice of the same to Seller within ten (10) business days of its receipt of the Phase I.  Purchaser shall purchase the Owned Real Property on the terms set forth in this Agreement if notice is not provided within such ten (10) business day period. Upon giving such notice, Purchaser may, within an additional thirty (30) day period, at Purchaser’s sole cost and expense, obtain a completed Phase II environmental report (“Phase II”).  Purchaser shall purchase the Owned Real Property on the terms set forth in this Agreement if (a) the

Phase I or Phase II report reveals potential levels of environmental contaminants not in excess of federal or state action limits, or (b) the Purchaser shall have been provided confirmation from governmental authorities with applicable jurisdiction that no action with respect to the Owned Real Property is required.  If the Phase II report reveals levels of environmental contaminants in excess of federal or state action limits on any Owned Real Property (an “Environmental Issue”), Purchaser shall have the option (upon written notice to Seller) to either (x) accept the Owned Real Property in its then existing condition and proceed to Closing (without a Purchase Price adjustment), or (y) terminate this Agreement solely with respect to the affected Owned Real Property and purchase the Deposit Liabilities related to the associated Banking Center and the other Banking Centers, unless: (i) the Purchaser elects not to purchase the Improved Real Property at the Plymouth Banking Center as described on Schedule 1.1(a)(1), in which case Purchaser may not purchase the Deposit Liabilities associated with either the Roper or Plymouth Banking Centers; or (ii) the Purchaser elects not to purchase the Improved Real Property at the Preston Corners Banking Center as described on Schedule 1.1(a)(1), in which case Purchaser may not purchase Deposit Liabilities associated with the Lake Boone and Falls of Neuse Banking Centers.

(c)	Facilities Inspection.

(i)
Purchaser shall have the right, at Purchaser’s expense, to inspect the physical condition of the Owned Real Property (collectively, “Building Issues”) during the Inspection Period.  These inspections shall be conducted during regular business hours by qualified inspectors or employees of Purchaser or its affiliates following not less than three (3) business days notice to Seller, and a representative of Seller is entitled to be present at any inspection.  Prior to entry upon the Owned Real Property, Purchaser will confirm to Seller the existence of general liability insurance in coverage amounts reasonably acceptable to Seller.  Any physical disturbance to the Owned Real Property shall be subject to Seller’s prior approval, which may be subject to such reasonable repair and restoration conditions as Seller may impose (including, without limitation, the obligation to repair any disturbed area to its condition immediately prior to that disturbance).  Purchaser promptly shall provide Seller with copies of any and all written reports in connection with those inspections, at no cost to Seller, upon Seller’s request.

(ii)
Purchaser shall return the Owned Real Property to the condition existing prior to any tests and inspections performed by Purchaser or Purchaser’s representatives, as determined by Seller in its reasonable discretion.  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, employees, officers, directors, shareholders, counsel, representatives, agents, from and against any and all damages, mechanics’ liens, liabilities, losses, demands, actions, causes of action, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and the cost of appeals) from or relating to Purchaser’s or its employee’s, agent’s, representative’s, or contractor’s entry onto the Owned Real Property, and any inspections or other matters performed by Purchaser with respect to the Owned Real Property.  The provisions of this Section 1.10 shall survive Closing or any termination of this Agreement.

(d)	Correction of Defects.

If Purchaser discovers a material defect in a Banking Center with respect to Building Issues or discovers an Environmental Issue (each a “Defect”), Purchaser shall notify Seller in writing within the Inspection Period.  Seller shall have no obligation to cure any Defect.  If Seller is unable or unwilling to cure any Defects to Purchaser’s reasonable satisfaction, Purchaser shall have the option (upon written notice to Seller) to either (x) accept the Defect and receive the Owned Real Property in its then existing condition and proceed to Closing (without a Purchase Price adjustment), or (y) terminate this Agreement solely with respect to the affected Owned Real Property and purchase the Deposit Liabilities related to the associated Banking Center and the other Banking Centers, unless: (i) the Purchaser elects not to purchase the Improved Real Property at the Plymouth Banking Center as described on Schedule 1.1(a)(1), in which case Purchaser may not purchase the Deposit Liabilities associated with either the Roper or Plymouth Banking Centers; or (ii) the Purchaser elects not to purchase the Improved Real Property at the Preston Corners Banking Center as described on Schedule 1.1(a)(1), in which case Purchaser may not purchase Deposit Liabilities associated with the Lake Boone and Falls of Neuse Banking Centers.

(e)	Casualty and Condemnation.

(i)

Except as stated in this Agreement, Seller shall bear all risk of loss or damage to the Owned Real Property from all causes until the Closing; provided, however, Seller shall have no obligation to repair such loss or damage.

(ii)
If before Closing: (a) any material portion of any Owned Real Property is destroyed by fire, the elements or by any other casualty (a “Casualty”), or (b) any material portion of any Owned Real Property is taken by eminent domain or made the subject of condemnation proceedings (a “Taking”), Seller shall give Purchaser prompt written notice thereof and Purchaser may elect, by written notice to Seller within ten (10) business days after Purchaser has received written notice of such event from Seller (and the Closing shall be extended for two (2) business days after the expiration of such termination election period, if applicable), to terminate this Agreement without further liability, solely with respect to the affected

Owned Real Property and all assets described in Section 1.1(a) related to such Real Property and/or the Banking Center located thereon, except for obligations set forth in this Agreement that expressly survive termination.  In no event shall Purchaser have the right to purchase the assets relating to a Banking Center without also taking the corresponding Owned Real Property, and vice-versa.  If before Closing a portion of any Owned Real Property is destroyed by a Casualty (as to less than a “material portion”) or a Taking occurs (which does not affect a “material portion” of any Owned Real Property), Purchaser shall proceed to Closing subject to the provisions of Section 1.10(e)(iii).  For the purposes of this Section 1.10, a “material portion” of any Owned Real Property shall mean (i) any portion of the Owned Real Property where the cost to restore same (as reasonably determined by Seller) exceeds $200,000 and (ii) with respect to a Taking only, any portion which materially affects access to or parking upon the Owned Real Property solely to the extent such remaining parking is not in compliance with applicable ordinances.

(iii)	If this Agreement is not terminated pursuant to Section 1.10(e)(ii), then at the Closing the following shall occur:

(A)
Seller shall credit on account of the Purchase Price the amount, as applicable, of all condemnation awards actually received by Seller or any sums of money collected by Seller (whether retained by Seller or paid directly to a holder of any lien on the Owned Real Property) under its policies of insurance or renewals thereof insuring against the loss in question to the extent same have not been expended for the purpose of restoration or repair of the Owned Real Property.

(B)
In the case of a Taking, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to (a) such further sums payable thereunder, and (b) any awards that may be made with respect to any pending or future condemnation proceeding.

(C)
In the case of a Casualty, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title, and interest in and to the proceeds of any casualty insurance policies payable to Seller.

(D)
In the case of a Casualty, Seller shall credit against the Purchase Price the amount of any deductible under its insurance policy, but not to exceed the amount required to repair or replace the portion of the Owned Real Property damaged or destroyed.

(E)	All provisions of this Subparagraph (e) shall also be applicable to: (i) any Leased Real Property subject, however, to the rights of the landlord under the Real Property Leases; and (ii) to the Banking Centers listed on Schedule 6.23.

(f)	Development Bonds.

If Seller has outstanding bonds, letters of credit, or other security issued in favor of a municipality or agency related to the development of any Unimproved Real Property (the “Seller Bonds”) Purchaser shall cause to be issued to such municipality or agency, effective at Closing, any replacement bonds or letters of credit that are necessary to obtain the release of the Seller Bonds.

ARTICLE II
CLOSING AND EFFECTIVE TIME

Section 2.1. Effective Time.

The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at a mutually agreeable time and location within 30 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired, or at such other place, time or date on which the parties shall mutually agree.  The effective time (the "Effective Time") shall be 11:59 p.m. local time, on the day on which the Closing occurs (the "Closing Date").

Section 2.2. Closing.

(a)
All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b)	At the Closing, subject to all the terms and conditions of this Agreement, Seller shall deliver or make reasonably available to Purchaser:

(1)	Special warranty deeds transferring title to the Owned Real Property to Purchaser;

(2)
A Bill of Sale, in substantially the form attached hereto as Exhibit 2.2(b)(2) (the "Bill of Sale"), transferring to Purchaser all of Seller's interest in the Personal Property and other assets and other instruments of title as Purchaser may reasonably request to vest in Purchaser good and marketable title thereto, free and clear of all encumbrances;

(3)
An Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 2.2(b)(3) (the "Assignment and Assumption Agreement"), assigning Seller's interest in the Equipment Leases, the Assignable Contracts, the Real Property Leases (such lease assignments will be in recordable form, and, to the extent that the Real Property Leases are currently recorded, the lease assignment for such Real Property Leases shall be recorded at Closing), the Safe Deposit Contracts, and the Deposit Liabilities;

(4)
Consents from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement, including, but not limited to, the lessors under the Equipment Leases and the Real Property Leases to the extent required, and subject to Section 1.10(a)(v) with respect to the Real Property Leases.  With respect to any Equipment Lease for which the required consent is not obtained from the lessor prior to the Closing, in lieu of such consent Seller may provide either (at Seller’s sole option), a special indemnity in form and content reasonably satisfactory to Purchaser against any loss to Purchaser resulting from the failure to obtain such consent, or the substitution by Seller and delivery hereunder to Purchaser of equipment comparable to the equipment subject to such Equipment Lease;

(5)	Seller's keys to the safe deposit boxes and Seller's records related to the safe deposit box business at the Banking Centers;

(6)	[Removed]

(7)	Seller's records related to the Deposit Liabilities assumed by Purchaser;

(8)	Immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

(9)	The Coins and Currency;

(10)	Such of the other assets to be purchased as shall be capable of physical delivery;

(11)
A certificate of a proper officer of Seller, dated as of the Closing Date, certifying the fulfillment of all conditions that are the obligation of Seller and that all of the representations and warranties of Seller set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

(12)	A certified copy of a resolution of the Board of Directors of Seller, or its Executive Committee, approving the sale of the Banking Centers contemplated hereby;

(13)	Such certificates and other documents as Purchaser and its counsel may reasonably require to evidence the receipt by Seller of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement;

(14)	A Closing Statement, substantially in the form attached hereto as Exhibit 2.2(b)(14) (the "Closing Statement");

(15)	An affidavit of Seller certifying that Seller is not a "foreign person" as defined in the federal Foreign Investment in Real Property Tax Act of 1980;

(16)	The Power of Attorney substantially in the form attached hereto as Exhibit 1.4(k);

(17)
An instrument that shall assign and transfer IRAs attributable to the Banking Centers and assumed hereunder to Purchaser and that shall appoint Purchaser as a successor or trustee for such accounts; and

(18)	Such executed customary affidavits and documents as Purchaser’s title insurer may require as a condition to issuing owner’s title insurance policies to Purchaser with respect to the Real Property.

It is understood that the items listed in Subsections (b)(5) and (9) shall be transferred after the Banking Centers have closed for business on the Closing Date and that the records listed in Subsection (b)(7) will be transferred as soon as practicable after the Closing, but in no event more than five (5) business days after the Closing.  For purposes of this Agreement, the term "business day" shall mean any day that Seller is open for business and that is not a Saturday, Sunday or federal holiday.

(c)	At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall deliver to Seller:

(1)	The Assignment and Assumption Agreement;

(2)	A certificate and receipt acknowledging the delivery and receipt of possession of the property and records referred to in this Agreement;

(3)	Immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;

(4)
A certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying to the fulfillment of all conditions that are the obligation of Purchaser and that all of the representations and warranties of Purchaser set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

(5)	A certified copy of a resolution of the Board of Directors, or its Executive Committee, of Purchaser approving the purchase of the Banking Centers contemplated hereby;

(6)
Such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt by Purchaser of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement; and

(7)	The Closing Statement.

(d)	All instruments, agreements and certificates described in this Section 2.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.

Section 2.3. Post-Closing Adjustments.

(a)
Not later than 30 business days after the Effective Time, Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time and prepared in accordance with generally accepted accounting principles consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet").  Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet.  Within 15 business days following delivery of the Post-Closing Balance Sheet (the "Adjustment Payment Date"), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).

(b)
In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists.  Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Adjustment Payment Date to the date paid at the applicable Federal Funds Rate.  In the event of an unresolved dispute, either party may submit the matter to a firm of certified public accountants mutually agreeable to Seller and Purchaser (the “Mediator”), which shall determine such dispute in accordance with the terms and conditions of this Agreement within 30 calendar days after the submission.  The parties shall each pay one-half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against either party if it determines that party negotiated the Post-Closing Balance Sheet in bad faith.  The Post-Closing Balance Sheet, as agreed upon by the parties and determined under this Subsection, shall be final and binding upon the parties.

(c)
The Federal Funds Rate shall mean the rate quoted for Federal Funds in the Money Rates Column of the Wall Street Journal, adjusted daily, for the period beginning with the first calendar day following the Effective Time and ending with the Adjustment Payment Date.

ARTICLE III
INDEMNIFICATION

Section 3.1. Seller's Indemnification of Purchaser.

Subject to limitations in this Article III, Seller shall indemnify, hold harmless and defend Purchaser and its affiliates from and against any costs, expenses, liabilities, losses or damages, including without limitation reasonable attorneys' fees and expenses, but excluding punitive, exemplary, special or incidental damages (a "Loss") incurred by Purchaser caused by:  (a) any breach by Seller of any representation or warranty contained herein; and (b) any Loss arising out of any claims, actions, suits or proceedings commenced prior to the Effective Time or any events occurring prior to the Effective Time relating to operations at the Banking Centers, except for the liabilities expressly assumed hereunder or any sum that Purchaser has agreed to pay hereunder, or the administration of any of the Deposit Liabilities by Seller or any liability not assumed by Purchaser pursuant to Section 1.2(b)(2).  Claims for indemnity must be made within the time frame set forth in Section 3.3(a).

Section 3.2. Purchaser's Indemnification of Seller.

Subject to limitations in this Article III, Purchaser shall indemnify, hold harmless and defend Seller and its affiliates from and against any Loss incurred by Seller caused by:  (a) any breach by Purchaser of any representation or warranty contained herein; and (b) any Loss arising out of any claims, actions, suits or proceedings arising out of events occurring following the Effective Time relating to operations at the Banking Centers or administration of any of the Deposit Liabilities  by Purchaser.  Claims for indemnity must be made within the time frame set forth in Section 3.3(a).

Section 3.3. Claims for Indemnity.

(a)
A claim for indemnity under Sections 3.1 or 3.2 of this Agreement shall be made by the claiming party prior to the expiration of twelve (12) months the Effective Time by the giving of notice thereof to the other party. Such notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made.  In the event that any such claim is made within such prescribed twelve (12) month period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such twelve (12) month period shall cease and no indemnity shall be made therefor.

(b)
In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 3.1 or 3.2, then, after notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit.  In the event that the indemnifying party shall fail to respond within ten (10) business days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party.  In effecting any settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within ten (10) business days of its receipt of the notice of such settlement offer).

Section 3.4. Limitations on Indemnification.

Notwithstanding anything to the contrary contained in this Article III, no indemnification shall be required to be made by either party until the aggregate amount of all claims for indemnity by the other party exceeds $50,000, provided, however, that the threshold contained in this Section 3.4 shall only apply to claims for indemnity made pursuant to Sections 3.1(a) and 3.2(a).  Once such aggregate amount exceeds the $50,000 threshold, such party shall thereupon be entitled to indemnification for all amounts in excess of such threshold.  IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE III OR ANY OTHER PROVISION OF THIS AGREEMENT FOR ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR INCIDENTAL DAMAGES, DAMAGE OR LOSS THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM OR LAWSUIT.

Section 3.5. Exclusive Remedy

The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article III and Section 1.10(c)(ii).  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article III and Section 1.10(c)(ii).  Nothing in this Section 3.5 shall limit any party’s right to seek and obtain any equitable relief to which such party shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes no representations or warranties to Purchaser except as specifically set forth in this Article IV.  Seller hereby represents and warrants to Purchaser as follows:

Section 4.1. Corporate Organization.

Seller is a Virginia chartered bank duly organized, validly existing and in good standing under the laws of Virginia.  Seller has the corporate power and authority to own its properties, to carry on its business as currently conducted and to effect the transactions contemplated herein.

Section 4.2. No Violation.

The Banking Centers have been operated in all material respects in accordance with applicable laws, rules and regulations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with or constitute a default under (a) Seller's Articles of Incorporation or Bylaws; (b) any provision of any material agreement or any other material restriction of any kind to which Seller is a party or by which Seller is bound; (c) any injunction, order or decree or, to Seller’s knowledge, any statute, law or regulation; or (d) any provision which will result in a default under, or which will cause the acceleration of the maturity of, any material obligation or loan to which Seller is a party.

Section 4.3. Corporate Authority.

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by Seller, and no further corporate authorization is necessary for Seller to consummate the transactions contemplated hereunder.

Section 4.4. Enforceable Agreement.

This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding agreement of Seller, enforceable in accordance with its terms. except as enforceability may be limited under any applicable law pertaining to bankruptcy, receivership, reorganization, fraudulent transfer or insolvency or similar laws affecting creditor’s rights generally and to general principles of equity.

Section 4.5. No Brokers.

In the negotiation of this Agreement, there has been no participation or intervention by any person, firm or corporation engaged by Seller that would give rise to any claim against Purchaser for a finder's fee, commission, or similar payment.

Section 4.6. Title to and Condition of Property.

(a)
Seller has not entered into any agreement regarding the Real Property and/or the Banking Centers listed on Schedule 6.23 other than (i) those specifically set forth herein or disclosed to Purchaser prior to the execution of this Agreement, (ii) those listed on Schedule 4.6(a), (iii) those that are recorded in the chain of title to the Real Property, and (iv) the Real Property Leases, the Equipment Leases, and the Assignable Contracts.

(b)
To Seller’s knowledge, the Real Property and/or the Banking Centers listed on Schedule 6.23 are not subject to any condemnation proceeding, other proceeding or litigation of any kind, pending or threatened, which would be binding upon Purchaser and would materially affect or limit Purchaser's use and enjoyment of the Real Property and/or the Banking Centers listed on Schedule 6.23.

(c)
To Seller’s knowledge, the Personal Property is in good operating condition and repair, giving consideration to its age and use and subject to ordinary wear and tear, Seller has good and marketable title to the assets to be transferred under this Agreement, and the Banking Centers are in conformity in all material respects with all zoning ordinances, building or fire codes or other laws, statutes, ordinances, codes or regulations applicable to them and all certificates, licenses and permits required for the lawful use and occupancy of such property have been obtained and are in full force and effect.

Section 4.7. Limitation on Representation on Condition of Property.

Except as may be otherwise specifically set forth in Article IV of this Agreement, (i) the assets to be purchased by Purchaser hereunder are sold AS IS, WHERE IS, with no warranties or representations whatsoever, and (ii) SELLER MAKES NO REPRESENTATIONS, WARRANTIES OR COVENANTS, EXPRESS OF IMPLIED, WITH RESPECT TO THE ASSETS AND ANY DEFECTS THEREIN OF ANY NATURE WHATEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 4.8.  [Removed]

Section 4.9. Compliance with Certain Laws.

To Seller's knowledge, the Deposits were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders.  Seller has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business at the Banking Centers as presently conducted in all material respects.

Section 4.10. Community Reinvestment Act Representation.

Seller is in compliance with the Community Reinvestment Act and its implementing regulations, and there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause any regulatory authority to deny any application required to be filed pursuant to this Agreement.  In addition, Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 4.11. Leases.

The Real Property Leases and the Equipment Leases are in full force and effect and are fully transferable and assignable to Purchaser, except to the extent that consent of the lessor or another party is required by the terms of the respective lease documents.  Purchaser's sole remedy for failure to obtain any such required consent with respect to the Real Property Leases shall be as provided in Section 1.10(a)(iv), and with respect to the Equipment Leases shall be as provided in Section 2.2(b)(4).

Section 4.12. Limitation of Representations and Warranties.

Except as may be expressly represented or warranted in this Agreement by Seller, Seller makes no representations or warranties whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter or thing.

Section 4.13. Seller’s Knowledge.

For the purposes of this Agreement, Seller’s knowledge is limited to the actual and current knowledge of Douglas J. Glenn, Executive Vice President, Chief Operating Officer and General Counsel of Hampton Roads Bankshares, Inc., without any duty of inquiry or investigation and does not include any imputed or constructive knowledge that may be attributed to such individual.

Section 4.14.                                Litigation.

There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against Seller before any court or arbitrator or any governmental body, agency or official that relates to the Banking Centers (including the assets and the assumed liabilities under this

Agreement) or that could materially affect the ability of Seller to perform its obligations under this Agreement.

Section 4.15.                                Consents and Approvals.

Except for approval by the Federal Reserve Bank (the "Fed") of the New Real Property Leases (as defined in Section 6.23), as to which Seller has had discussions with representatives of the Fed concerning the conditions that the Fed might impose on any such approval, Seller has received no notice and has no reason to believe that any federal, state or other governmental agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

Section 4.16.                                Deposit Liabilities.

The deposit records of the Banking Centers accurately reflect the Deposit Liabilities and have been maintained in accordance with applicable law. All of the Deposit Liabilities were originated and are in material compliance with the documents governing the relevant type of deposit account.  None of the Deposit Liabilities are brokered deposits.  Seller has properly accrued interest on the Deposit Liabilities and the records respecting the Deposit Liabilities accurately reflect such accruals of interest.  Seller has delivered to Purchaser a true and complete copy of each of the documents governing the Deposit Liabilities and a true and correct copy of the current account forms for each of the types of Deposit Liabilities offered by Seller out of the Banking Centers.

Section 4.17.                                Deposit Insurance.

The deposit accounts of Seller are insured up to applicable limits by the Federal Deposit Insurance Corporation, as provided by law, and all premiums and assessments required to be paid as of the date hereof in connection therewith have been paid

Section 4.18.                                Government Proceedings.

Other than any regulatory consent or approval necessitated by the written agreement, effective June 17, 2010, by and among Seller, Hampton Roads Bankshares, Inc., the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions, Seller is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of the deposits of banks or any other governmental agency having supervisory or regulatory authority with respect to Seller that could have a material adverse effect on the operation of the Banking Centers after the Closing Date or that could affect Seller’s ability to obtain the required regulatory approvals or to satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated hereby.

Section 4.19.                                Environmental Matters.

There is no legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental investigation pending or, to the knowledge of Seller, threatened which seeks to impose on Seller or any predecessor of Seller in connection with the Banking Centers any liability arising under any Environmental Laws (as hereinafter defined).  Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability with respect to the Banking Centers.  As used herein the term “Environmental Laws” means any laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such laws, now in effect relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials.  As used herein, the term “Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids, or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; and (ii) which are defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulations under, any Environmental Laws.

Section 4.20.                                Employee Matters.

There are no written contracts of employment between Seller and any of the Employees.  Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Banking Centers, and Seller is not aware of any pending organizational efforts at the Banking Centers.  To Seller’s knowledge, there has been no indication to Seller that a union organizational effort or labor disturbance is likely at the Banking Centers prior to the Closing Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 5.1. Corporate Organization.

Purchaser is a North Carolina chartered bank duly organized, validly existing and in good standing under the laws of North Carolina.  Purchaser has the corporate power and authority to own the properties being acquired, to assume the liabilities being transferred and to effect the transactions contemplated herein.

Section 5.2. No Violation.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with or constitute a default under:  (a)

the Articles of Association or Bylaws of Purchaser;  (b) any provision of any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound; (c) any injunction, order or decree or, to Purchaser’s knowledge, statute, law or regulation; or (d) any provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Purchaser is a party.  Purchaser has no knowledge of any breach of warranty or misrepresentation made by Seller under this Agreement.

Section 5.3. Corporate Authority.

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, prior to the Effective Time will have been duly authorized by Purchaser, and no further corporate authorization on the part of Purchaser is necessary to consummate the transactions contemplated hereunder.

Section 5.4. Enforceable Agreement.

This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding agreement of Purchaser enforceable in accordance with its terms, except as enforceability may be limited under any applicable law pertaining to bankruptcy, receivership, reorganization, fraudulent transfer or insolvency or similar laws affecting creditor’s rights generally and to general principles of equity.

Section 5.5. No Brokers.

In the negotiation of this Agreement, there has been no participation or intervention by any person, firm or corporation engaged by Purchaser that would give rise to any claim against Seller for a finder's fee, commission, or similar payment.

Section 5.6.  Consents and Approvals.

Other than oral communications with the staff of the Federal Deposit Insurance Corporation that indicated that the receipt of regulatory approval for the transactions contemplated hereby may be conditioned upon completion of the Purchaser’s private placement of its equity securities, Purchaser has received no notice and has no reason to believe that any federal, state or other governmental agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

ARTICLE VI
OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 6.1. Access to Information.

Purchaser acknowledges that it has conducted satisfactory due diligence with respect to the assets and liabilities to be acquired by Purchaser hereunder.  Notwithstanding the foregoing, Seller shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Seller's normal security requirements, access to the properties, contracts, books and records pertaining to the Banking Centers and the Deposit Liabilities in order to facilitate the consummation of the transactions herein contemplated, provided, that such access shall be at reasonable times and shall not interfere with the normal business and operations of the Banking Centers or the affairs of Seller relating to the Banking Centers.  Nothing in this Section 6.1 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans.  It is understood that certain of Seller's records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

Section 6.2. Delivery of Magnetic Media Records.

Seller shall prepare or cause to be prepared at its expense and make available to Purchaser at Seller's data processing center magnetic media records in Seller's field format not later than 60 calendar days after the execution of this Agreement, and further shall make available to Purchaser such records updated as of the Closing Date, which records shall contain the information related to the items described in Subsection 2.2(b)(7).  Such updated records shall be made available at such time after Closing as agreed to by the parties.  Seller may, with the consent of Purchaser, provide such reports in paper format instead of magnetic media format.  From the date hereof through the Closing Date, Seller shall cooperate and work with Purchaser to complete the tasks required to facilitate the conversion of the Deposit Liabilities. Such tasks include, but are not limited to, providing Purchaser with updated reports and other items as are necessary to complete the conversion process and related testing procedures.  Seller and Purchaser agree to reasonably cooperate with each other in resolving any conversion-related issues arising from the conversion of the Deposit Liabilities for a period of ninety (90) calendar days following the date that the conversion is completed.

Section 6.3. Application for Approval to Effect Purchase of Assets and Assumption of Liabilities.

Within 30 calendar days following the execution of this Agreement, Purchaser shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, to establish branches at the locations of the Banking Centers (or relocations to the extent contemplated herein), and to effect in all other respects the transactions contemplated herein.  Purchaser agrees to process such applications in a diligent manner and on a priority basis and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its commercially reasonable efforts to obtain all necessary regulatory approvals.  Purchaser knows of no reason why such applications should not receive all such approvals.  Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been denied.  Seller shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the requirements of the applicable regulatory authorities.

Section 6.4. Conduct of Business; Maintenance of Properties.

(a)           From the date hereof until the Effective Time, Seller covenants that it will:
(i)
Carry on, or cause to be carried on, the business of the Banking Centers substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization, including its relationship with the personnel at the Banking Centers, and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Banking Centers; provided, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market areas of the Banking Centers;

(ii)	Cooperate with and assist Purchaser in assuring the orderly transition of the business of the Banking Centers to Purchaser from Seller; and

(iii)	Maintain the Real Property, the Personal Property and the Banking Centers listed on Schedule 6.23 in its current condition, ordinary wear and tear, casualty and condemnation excepted.

(b)	Between the date hereof and the Effective Time, Seller shall not, without the prior consent of Purchaser:

(i)
Acquire or dispose of any fixed assets with respect to the Banking Centers, other than pursuant to commitments made on or before the date of this Agreement and except for replacement of furniture, furnishings and equipment and normal maintenance and refurbishing in the ordinary course of business of the Banking Centers, provided that this Section shall not require the replacement of any such items by Seller and provided, further that any expenditure greater than $25,000 shall require the prior written approval of the Purchaser;

(ii)
Increase or agree to increase the salary, remuneration or compensation or other employment benefits of the Employees other than in accordance with Seller’s customary policies or bank-wide changes consistent with past practices, or pay or agree to pay any uncommitted bonus to any such Employees other than regular bonuses granted based on historical practice;

(iii)	Change any pricing in deposit accounts at the Banking Centers on other than a regional basis, except as may be required in the ordinary course of business consistent with past practices;

(iv)	Increase the staffing levels at any Banking Center or effect changes in branch personnel employed as of the Effective Time other than in the ordinary course of business consistent with past practices or with the prior consent of Purchaser;

(v)
Enter into any agreement to sell, grant or convey the Real Property and/or the Banking Centers listed on Schedule 6.23 or any part thereof, including easements or rights of way over the Real Property and/or the Banking Centers listed on Schedule 6.23;

(vi)	transfer to Seller’s other branches any Assets;

(vii)	transfer to Seller’s other branches any Deposit Liabilities except upon the unsolicited request of a depositor in the ordinary course of business;

(viii)
transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding, or negotiate with any party with respect to entering into a contract, agreement or understanding, to transfer, assign, encumber or otherwise dispose of any or all of the Assets or Deposit Liabilities except in the ordinary course of business or pursuant to this Agreement;

(ix)
enter into any new contract, commitment, lease or other transaction relating to the Banking Centers that requires aggregate future payments in excess of $25,000, except in the ordinary course of business; or

(x)
enter into any employment, agency or other contract or arrangement for the performance of personal services at the Banking Center, which is not terminable within thirty (30) days without liability to Purchaser.

Section 6.5. No Solicitation by Seller.

(a)
For a period of 36 months after the Effective Time, Seller will not specifically target and solicit customers of the Banking Centers utilizing any customer or mailing list which contains names and addresses of customers of the Banking Centers; provided, that these restrictions shall not apply to general mass mailings, telemarketing calls, statement stuffers and other similar communications directed to all or to specified categories of customers of Seller or Seller's affiliates at the time the contact lists for such communications are prepared (which shall be following the Closing), or to the public or newspaper, radio or television advertisements of a general nature, or otherwise prevent Seller from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations. In addition, these restrictions shall not apply to (a) the solicitation of (i) commercial accounts normally established and maintained in offices other than the Banking Centers or (ii) any credit or debit card customer which has an agreement with Seller for merchant services which is not transferred to Purchaser, or (b) the installation and operation by Seller of automated teller machines at any location.

(b)	For a period of 36 months commencing as of the Closing Date, neither Seller nor any affiliate shall offer or engage in commercial banking services within the Raleigh Metropolitan Statistical Area.

Section 6.6. Further Actions.

Each party hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

Section 6.7. Fees and Expenses.

Except as otherwise provided herein, Purchaser shall be responsible for the costs of all title examinations, title insurance fees, surveys, its own attorneys' and accountants' fees and expenses and other expenses arising in connection therewith.  Seller shall be responsible for any costs required by any landlord in obtaining consent to assignment of a Real Property Lease, its data processing costs and its own attorneys' and accountants' fees and expenses related to this transaction.

Section 6.8. Breaches with Third Parties.

If the assignment of any material claim, contract, license, lease, commitment, sales order or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.  The failure to obtain such consent shall not constitute a breach of this Agreement by Seller.

Section 6.9. Insurance.

As of the Effective Time, Seller will discontinue its insurance coverage maintained in connection with the Banking Centers and the activities conducted thereon, except for coverage relating to periods preceding the Effective Time.  Purchaser shall be responsible for all insurance protection for the Banking Centers' premises and the activities conducted thereon immediately following the Effective Time.

Section 6.10. Public Announcements.

Seller and Purchaser agree that, from the date hereof, neither shall make any public announcement or public comment, regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment.  Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees, and no announcements or communications with the public or these Employees shall be made without the prior approval of Seller.

Section 6.11. Tax Reporting.

Seller shall provide Purchaser all 1099 data for Purchaser to comply with all 2011 tax reporting obligations in connection with transferred assets and liabilities on or before the Effective Time, and Purchaser shall comply with all tax reporting obligations with respect to the transferred assets and liabilities after the Effective Time.

Section 6.12.                                Regulatory Approvals and Consents.

Seller and Purchaser shall cooperate with each other in connection with Seller’s and Purchaser’s application for regulatory approval of the transactions contemplated by this Agreement.  Seller will use its commercially reasonable efforts to obtain all consents, approvals or authorizations of all governmental authorities or agencies or third parties required for the execution, delivery and performance by Seller of this Agreement and the consummation by it of all transactions contemplated hereby or for the assumption by Purchaser of the Real Property Leases, the Equipment Leases, the Assignable Contracts and the Safe Deposit Contracts.

Section 6.13.                                Signs.

Seller shall remove, at its own cost, any or all interior and exterior signs at the Banking Centers identifying Seller.  Signs will be removed on the Closing Date, but no earlier than close of business on the Closing Date.  Purchaser shall provide Seller with a temporary exterior sign to be used after removal of Seller’s exterior signs.  Seller shall cooperate to allow Purchaser to start installation of signs at the Banking Centers within seven (7) days prior to the Closing Date.  Purchaser’s sign shall remain covered until after the close of business on the Closing Date.

Section 6.14.                                Forms.

Within thirty (30) calendar days after the date of this Agreement, Seller will provide Purchaser with copies of the forms of signature cards, deposit account forms, Regulation E disclosures, Truth-in-Savings disclosures, deposit account agreements, and IRA trust agreements and beneficiary designations, as well as the forms of any other instruments or agreements presently in use at the Banking Centers in connection with the Deposit Liabilities.  For purposes of this paragraph, all referenced documents shall be the forms used by Seller as of the date of this Agreement for new customers.

Section 6.15.                                Customers’ New Check and Draft Forms.

On or within five (5) business days after the Closing Date, Purchaser will supply holders of Deposit Liabilities which may be accessed by checks with Purchaser’s own check or draft forms.  At least twenty (20) calendar days prior to the Closing Date, Seller will provide Purchaser all name, address and account information for Purchaser to supply such checks and drafts.

Purchaser will be fully responsible for all costs of the new check and draft forms, including postage and notifications.

Section 6.16.                                Holds and Stop Payments.

Seller will deliver to Purchaser at Closing a schedule of holds and stop payments placed on particular accounts or individual checks at the Branches, and the terms of such holds, as to the Deposit Liabilities.  Except as otherwise required by applicable law, Purchaser will continue such holds and stop payments under the same terms that Seller shows on such schedule of holds and stop payments.

Section 6.17.                                Deposit Histories.

In the case of any dispute with or inquiry by an account holder whose deposit account is subject to this Agreement, which dispute or inquiry relates to the servicing of such deposit account by Seller prior to the date for which a deposit account history has been provided to Purchaser, Seller will provide Purchaser with the appropriate information regarding the deposit account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to the account holder within ten (10) business days and in a manner consistent with standard banking practices and customs.

Section 6.18.                                ATM and Debit Cards.

After the receipt of regulatory approval of the transactions contemplated by this Agreement but at least fifteen (15) calendar days before the Closing Date, Seller shall notify depositors at the Banking Centers that their existing ATM access/debit cards may not be used to access deposit accounts at the Banking Centers as of the Closing Time.

Section 6.19.                                Backup Withholding.

Any amounts required by any governmental agencies to be withheld from any of the Deposit Liabilities (the “Withholding Obligations”) will be handled as follows:

(a)	Any Withholding Obligations required to be remitted to a governmental agency on or prior to the Closing Time will be withheld and remitted by Seller prior to the Closing Date.

(b)
Any Withholding Obligations with respect to interest payments posted on or before the Closing Time, which are not required to be remitted to a government agency until after the Closing Time, shall be remitted by Purchaser.  At the Closing, Seller will remit to Purchaser all sums withheld by Seller pursuant to Withholding Obligations which funds are or may be required to be remitted to a governmental agency on or after the Closing Time.

(c)
Any Withholding Obligations with respect to interest payments posted after the Closing Time will be remitted by Purchaser.  Purchaser shall also remit to the appropriate governmental agency, on or after the Closing Time, all sums previously remitted by Seller to Purchaser pursuant to the second sentence of paragraph (b) hereof.

(d)
Any penalties described on “B” notices from the IRS or any similar penalties that relate to Deposit Liabilities accruing prior to the Closing Time will be paid by Seller promptly upon receipt of the notice, provided such penalty assessment resulted from Seller’s acts, policies or omissions.

Section 6.20.                                Electronic Installation.

Purchaser shall have a reasonable right to enter the Banking Centers in the thirty (30) calendar day period prior to the Closing Date to install necessary wiring for Purchaser’s teller terminals and data processing equipment to be utilized after the Closing, subject to satisfaction by Purchaser of the following conditions:

(a)
reasonable advance notice of such entry shall be given to Seller, such entry shall comply with Seller’s security procedures and Seller shall have the right to have its employees or contractors present to inspect the work being done;

(b)	all such work shall be done so as to cause the minimum practicable interference with Seller’s business in the Banking Centers; and

(c)
all such work will be done in compliance with applicable laws and governmental regulations, and Purchaser shall be responsible for the procurement, at Purchaser’s expense, of all required governmental or administrative permits and approvals.

Purchaser agrees that if, for any reason, the transactions contemplated hereunder are not consummated, Purchaser will, at its sole cost and expense, remove any installations it shall have made in the Banking Centers and shall repair and restore the Banking Centers to their condition immediately prior to such installation.

Section 6.21.                                Actions With Respect to IRA and Keogh Plan Deposit Liabilities.

Seller shall (i) resign as of the Closing Time as the Trustee/Custodian of each IRA Deposit Liability and as the Trustee/Custodian of each Keogh Plan Deposit Liability of which it is the Trustee/Custodian, if any, (ii) to the extent permitted by the documentation governing each such IRA or Keogh Plan, appoint Purchaser as successor Trustee/Custodian of each such IRA or Keogh Plan, and Purchaser agrees to accept each such trusteeship/custodianship and assume all fiduciary obligations with respect thereto as of the Closing Time, and (iii) deliver to the grantor or named fiduciary of each such IRA or Keogh Plan, respectively, such notice of the foregoing as is required by the documentation governing such IRA or Keogh Plan.

Section 6.22.                                Closing of Roper Banking Center.

Seller hereby agrees to use commercially reasonable efforts to prepare and file all such applications, notices and other documents with respect thereto with the appropriate regulatory authorities as required by law to close the Roper Banking Center on or before the Closing Date.  However, the failure by Seller to close the Roper Banking Center prior to the Closing Date shall not provide either Seller or Purchaser a basis upon which to terminate the transactions contemplated by the Agreement.  If closing the Roper Banking Center (the “Roper Closing”) (i) takes place on or prior to the Closing Date or (ii) must take place after the Closing Date due to regulatory notice waiting period requirements (“Waiting Periods”), Purchaser agrees to pay the purchase price in Section 1.2(a)(5) of this Agreement on the date of the Roper Closing, so long as Seller has filed all such applications, notices and other documents with respect to the Roper Closing with the appropriate regulatory authorities prior to the Closing Date.  Seller agrees to close the Roper Banking Center as soon as practicable after all Waiting Periods have expired.

Section 6.23.                                New Lease Agreements.

Seller and Purchaser will execute at Closing a triple-net lease agreement for each of those Banking Centers listed on Schedule 6.23 (the “New Real Property Leases”), at the per square foot rental rate and for the term specified on such Schedule.  The form of the lease agreement to be used for each lease is attached hereto as Exhibit 6.23.  Seller and Purchaser hereby agree to negotiate and execute each New Real Property Lease to be effective as of the Effective Time.  For purposes of this Agreement, the Banking Centers listed on Schedule 6.23 will not be deemed to be Real Property.

Section 6.24.                                Amendment of Agreement.

If the parties determine that they will be unable to obtain regulatory approval or do so in a timely fashion because of the impact on competition in any of the markets in which the Banking Centers identified on Schedule 6.24 are located, the parties shall amend this Agreement to remove from the transactions contemplated hereunder those Banking Centers identified on such Schedule, and the assets and Deposit Liabilities related thereto, such that regulatory approval can reasonably be obtained.

ARTICLE VII
CONDITIONS TO PURCHASER'S OBLIGATIONS

The obligations of Purchaser to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 7.1. Representations and Warranties True.

The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except to the extent otherwise provided herein or consented to by Purchaser.

Section 7.2. Obligations Performed.

Seller shall (a) deliver or make available to Purchaser those items required by Section 2.2, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 7.3. No Adverse Litigation.

As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Seller which is reasonably likely to (a) materially and adversely affect the business, properties and assets of the Banking Centers, or (b) materially and adversely affect the transactions contemplated herein.

Section 7.4. Regulatory Approval.

(a)
Purchaser shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

(b)	Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Purchaser in its sole discretion.

Section 7.5. Execution of the New Real Property Leases

Purchaser and Seller shall have executed all New Real Property Leases pursuant to which Purchaser shall lease the Banking Centers from Seller, substantially in the form attached hereto as Exhibit 6.23.

ARTICLE VIII
CONDITIONS TO SELLER'S OBLIGATIONS
The obligations of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 8.1. Representations and Warranties True.

The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except to the extent otherwise provided herein or consented to by Seller.

Section 8.2. Obligations Performed.

Purchaser shall (a) deliver to Seller those items required by Section 2.2, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 8.3. No Adverse Litigation.

As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Purchaser which might materially and adversely affect the transactions contemplated hereunder.

Section 8.4. Regulatory Approval.

(a)
Purchaser shall have received from the appropriate regulatory authorities approval of the transactions contemplated herein, waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

(b)
Seller shall have received all necessary regulatory approval of the New Real Property Leases.  Such approval shall not have imposed any condition which is materially disadvantageous or burdensome to Seller in its sole discretion.

Section 8.5. Release from the Real Property Leases.

Seller and its affiliates are released by the landlords from all liability under the Real Property Leases for all obligations that accrue under such Real Property Leases after the Effective Time.

ARTICLE IX
TERMINATION

Section 9.1. Methods of Termination.

This Agreement may be terminated in any of the following ways:

(a)
by either Purchaser or Seller, in writing five calendar days in advance of such termination, if the Closing has not occurred by December 31, 2011, unless such date is extended in writing by mutual agreement of the parties;

(b)	at any time on or prior to the Effective Time by the mutual consent in writing of Purchaser and Seller;

(c)
by Purchaser in writing if the conditions set forth in Article VII (with the exception of delivery of items required to be delivered at Closing) of this Agreement shall not have been met by Seller or waived in writing by Purchaser within 30 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

(d)
by Seller in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Purchaser or waived in writing by Seller within 30 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

(e)
any time prior to the Effective Time, by Purchaser or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however, that there shall be no cure period in connection with any breach of Section 6.3, so long as such breach by Purchaser was not caused by any action or inaction of Seller, and Seller may terminate this Agreement immediately if regulatory applications are not filed within 30 calendar days after the date of this Agreement as provided in that Section; or

(f)
by Purchaser or Seller in writing at any time after any applicable regulatory authority has denied approval of any application of Purchaser or Seller for approval of the transactions contemplated herein.

Section 9.2. Procedure Upon Termination.

In the event of termination pursuant to Section 9.1, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate.

If this Agreement is terminated as provided herein,

(a)
each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b)
all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

Section 9.3. Payment of Expenses.

Should the transactions contemplated herein not be consummated because of a party's breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party, upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1.  Amendment and Modification.

The parties hereto, by mutual consent of their duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 10.2.  Waiver or Extension.

Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.  The waiver of any breach of any provision under this Agreement by any party herein shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

Section 10.3.  Assignment.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

Section 10.4.  Confidentiality

Seller and Purchaser agree that the Confidentiality Agreement dated May 4, 2011 between Seller and Purchaser (the "Confidentiality Agreement") shall survive the execution hereof and the consummation of the transactions contemplated herein.

Section 10.5. Time of Essence.

TIME IS OF THE ESSENCE WITH RESPECT TO THE OBLIGATIONS TO BE PERFORMED UNDER THIS AGREEMENT.

Section 10.6.  Addresses for Notices, Etc.

All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and transmitted by nationally recognized air courier (charges prepaid), telecopied or personally delivered (with receipt thereof acknowledged), effective upon receipt, to the applicable party at the address indicated below:

If to Seller:	The Bank of Hampton Roads
999 Waterside Dr., Suite 200
Norfolk, Virginia 23510
Attn: Douglas J. Glenn, Esq.
Telephone: (757) 217-3634
Fax: (757) 217-3656

With a copy to:	Williams Mullen
999 Waterside Dr., Suite 1700
Norfolk, Virginia 23510
Attn: William A. Old, Jr.
Telephone: (757) 629-0613
Fax: (757) 629-0660

If to Purchaser:	The East Carolina Bank
35050 US Highway 264
P.O. Box 337
Engelhard, North Carolina 27824
Attn: A. Dwight Utz
Telephone: (252) 925-9411
Fax: (252) 925-8491

With a copy to:	Kilpatrick Townsend & Stockton LLP
607 14th Street, N.W., Suite 900
Washington, DC 20005
Attn: Gary R. Bronstein, Esq.
Telephone: (202) 508-5893
Fax: (202) 204-5616

or, as to each party, at such other address as shall be designated by such party by notice to the other party complying with the terms of this Section.

Section 10.7.  Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement and any subsequent amendment hereto may be delivered either by a party or its counsel by facsimile machine or by PDF document via email to the other party or its counsel and the signatures so transmitted constitute original signatures and are binding on the party so signing.  After any such transmission, the parties shall further deliver to each other original or hard copies, with original signatures, of this Agreement or any amendments, but such further delivery, or failure thereof, shall not affect the validity or timing of this Agreement or any such amendment.

Section 10.8.  Headings.

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 10.9.  Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

Section 10.10.  Sole Agreement.

Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the sole agreement between the parties respecting the transactions contemplated hereby, and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 10.11. Severability.

If any provision, paragraph, sentence, change or phrase of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 10.12. Parties In Interest.

Nothing in this Agreement, express or implied, including, without limitation the provisions of Section 1.6(a), is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

Section 10.13.                                Survival.

All representations, warranties and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of the Agreement and shall continue in full force and effect for a period of twelve (12) months after the Closing Date and thereafter shall terminate, except as to any claim with respect to a representation and warranty for which written notice shall have been given prior to the end of such twelve (12) month period; and provided, further, that all covenants or agreements that by their terms are to be performed after the first anniversary of the Closing Date shall survive until fully discharged.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

SELLER:

THE BANK OF HAMPTON ROADS

By:

Name:

Title:

PURCHASER:

THE EAST CAROLINA BANK

By:

Name:

Title:

PURCHASE AND ASSUMPTION AGREEMENT

Between
The Bank of Hampton Roads
And
The East Carolina Bank
SCHEDULE AND EXHIBIT LIST

Schedule No.	Description

1	Banking Centers
1.1(a)(1)	Improved Real Property
1.1(a)(2)	Unimproved Real Property
1.1(a)(3)	Leased Real Property
1.1(a)(4)	Personal Property
1.1(a)(5)	Equipment Leases and Assignable Contracts
1.1(b)	Excluded Assets
1.2(a)(2)	Banking Centers Where Deposit Liabilities Are Being Sold
1.3(a)	Deposit Liabilities
1.6	Employees Who Will Be Offered Employment
4.6(a)	Agreements Regarding the Real Property
6.23	New Leased Real Property
6.24	Market Competition

Exhibit No.	Description
1.4(k)	Power of Attorney
2.2(b)(2)	Form of Bill of Sale
2.2(b)(3)	Form of Assignment and
Assumption Agreement
2.2(b)(14)	Form of Closing Statement
6.23	Form of Lease Agreement

SCHEDULE 1

PURCHASE AND ASSUMPTION AGREEMENT

Between
The Bank of Hampton Roads
and The East Carolina Bank

Banking Centers

Preston Corners:	4725 SW Cary Pkwy Cary, NC
Plymouth:	433 US Highway 64 East Plymouth, NC
Chapel Hill Land:	5002 Barbee Chapel Road, Chapel Hill, NC
Brier Creek Land:	7901 ACC Boulevard, Raleigh, NC
Wakefield Land:	13100 New Falls of Neuse Road, Raleigh, NC
Lake Boone:	2235 Gateway Access Point Raleigh, NC
Chapel Hill:	504 Meadowmont Village Circle Chapel Hill, NC
Falls of Neuse:	8470 Falls of Neuse Rd Raleigh, NC
Durham Land:	1133 West NC 54 Highway, Durham, NC
Roper:	102 West Buncombe Street Roper, NC
Wilmington:	901 Military Cutoff Rd Wilmington, NC